Exhibit 10.29
October 16, 2009
Michael Lambert
2527 Bunya Street
Newport Beach, Ca 92660
Dear Michael,
NuVasive, Inc. (the “Company”) is pleased to offer you employment on the terms and conditions stated in this letter. The Company is offering you the exempt position of Executive Vice President and Chief Financial Officer. As the EVP/CFO, you will report to me, Chief Executive Officer, and your job duties will be further outlined upon your employment. We would like you to begin work in this capacity with the Company on November 9, 2009 (the “Start Date”).
Your initial rate of compensation will be $37,500 per month. Beginning in 2010, you will be eligible for a bonus of up to $450,000 the Executive Management Bonus Plan, tied to achievement of Individual Performance Measures, department goals and Company performance. On the Start Date, you will be granted 20,000 stock options (the “Options”), with a strike price equal to the market value of the Company’s stock on the Start Date. Twenty-five percent (25%) of the Options will vest on your one-year anniversary with the Company, and the remainder in 1/36th increments per month over the following 3 years. On January 1, 2010, you will receive 50,000 Restricted Stock Units (RSUs) representing shares of NuVasive stock. You will also be eligible to receive annual RSUs, based upon your good performance with the Company, with a target grant of 150,000 RSUs over your first three years with the Company. These RSUs will vest over four years in accordance with the provisions of the Company’s 2004 Equity Incentive Plan. You will also be eligible for medical, dental and life insurance, 401K, ESPP and three (3) weeks of vacation per year.
We understand that this opportunity will require you to relocate to the San Diego area. To assist you with that relocation, the Company will provide you with full reimbursement of any relocation expenses you incur, along with $20,000.00 (gross) to cover temporary living arrangements. If you voluntarily leave NuVasive within 12 months of your start date, you will be required to repay NuVasive a prorated amount of this relocation assistance.
Your employment with the Company will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment described in this letter shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. As a Shareowner (employee) of the Company, you will be required to comply with all Company policies and procedures.
The Company will provide you with an Executive Vice President level Change of Control Severance Agreement upon your employment.
Your employment pursuant to this offer is contingent upon your execution of the attached Proprietary Information and Inventions Agreement and upon your compliance with all contractual obligations that you may have with your former employer. You agree that during the course of performing your duties on behalf of NuVasive, you will not use or disclose to NuVasive any confidential or proprietary information that may belong to others. You have already indicated to us that you have no such information in your possession.

Please sign below and return the fully executed letter to Jen Crutchfield of our Human Resources department, along with the executed Proprietary Information and Inventions Agreement.
We are looking forward to having you join the NuVasive team.

Very truly yours, NUVASIVE, INC.
By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
I have read and accept this employment offer.

Dated: 10/19/09	/s/ Michael Lambert
Michael Lambert